UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 26, 2006

PENSON WORLDWIDE, INC.

(Exact name of registrant specified in its charter)

Delaware	001-32878	75-2896356

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1700 Pacific Avenue, Suite 1400, Dallas, Texas		75201

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone, including area code:	(214) 765-1100

(Former name and former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On May 26, 2006, Penson Worldwide, Inc. (the “Company”) entered into a $75 million unsecured revolving credit agreement with Guaranty Bank acting as Administrative Agent on behalf of itself and several other lenders. Under the terms of the agreement, the lenders have provided an uncommitted option to increase the principal amount of the facility to $100 million. The credit agreement permits the Company to borrow and reborrow funds and to prepay obligations through the term of the facility.
     On May 26, 2006, the Company borrowed $20,300,000 under the credit facility to pay off debts owed to Guaranty Bank under a previously existing secured credit agreement. The Company used such funds, in addition to $12,517,425 of its own capital, to pay off and retire the previously existing secured credit agreement, as referenced under Item 8.01 below.
     This credit facility is scheduled to mature on May 26, 2009. Borrowings under the facility bear interest based upon either the Base Rate or the LIBOR Rate. The Base Rate is equal to the higher of (a) the federal funds rate plus 0.5% and (b) Guaranty Bank’s prime rate, as publicly announced from time to time. The LIBOR Rate is equal to the published London interbank offered rate subject to adjustment based upon the maximum reserve requirement for New York member banks of the Federal Reserve System. The actual borrowing cost to the Company will range between 25 and 50 basis points over the Base Rate or between 150 and 200 basis points over the LIBOR Rate, depending on certain liquidity measurements. The initial funds borrowed currently bear interest based upon the Base Rate.
     Events of default under the credit facility include customary terms, such as a cross-default in the event that the Company defaults on other debt or fails to perform under its guarantees. An event of default would also occur if there is a change of control of the Company. Under the credit agreement, a change of control occurs if a third party becomes the beneficial owner of 25% or more of the Company’s equity securities or certain changes in the Company’s board of directors occur. The Company is also required to comply with several financial covenants, including a maximum consolidated leverage ratio, a minimum consolidated interest coverage ratio and a minimum consolidated tangible net worth. The credit agreement contains other standard covenants, representations and warranties.
Item 8.01. Other Events.
     As contemplated in its Registration Statement on Form S-1, Registration No. 333-127385 (“Form S-1”), the Company repaid an aggregate of $51,162,474 of its outstanding obligations using the proceeds from its initial public offering and funds drawn down from its unsecured credit facility as detailed in Item 2.03 above. This repayment includes all outstanding amounts pursuant to (i) the Promissory Note assumed by SAI, Inc., a subsidiary of the Company, and Service Lloyds Insurance Company dated December 6, 2001, (ii) the Loan Agreement between the Company and SunGard Data Systems Inc. dated November 4, 2002, (iii) the Promissory Note between the Company and JPMorgan Chase Bank, N.A. dated December 30, 2005 and (iv) the Amended and Restated Loan Agreement between SAI Holdings, Inc., a subsidiary of the Company, and Guaranty Bank.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENSON WORLDWIDE, INC.

Date:	May 26, 2006	By:	/s/ Philip A. Pendergraft

		Name:	Philip A. Pendergraft
		Title:	Chief Executive Officer